                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-23355



                      SUPPLEMENT NO. 9, DATED JUNE 1, 1998
                       TO PROSPECTUS DATED JUNE 13, 1997
                    RELATING TO $98,000,000 PRINCIPAL AMOUNT
                 6% CONVERTIBLE SUBORDINATED NOTES DUE 2003 AND
        4,286,964 SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF
                            OFFSHORE LOGISTICS, INC.



  All capitalized terms used but not defined herein shall have the meanings prescribed in the Prospectus dated June 13, 1997, forming a part of the Registration Statement on Form S-3, File No. 333-23355. Any cross references in this Supplement refer to portions of the Prospectus.

  The purpose of this supplement is to provide additional information regarding the Selling Securityholders. In addition to the Selling Securityholders named in the Prospectus or any previously filed Supplement thereto, the following table sets forth the name of an additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by such additional Selling Securityholder as of June 1, 1998 (subject to the qualification set forth below), (ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder as of June 1, 1998 and
(iii) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.


                                                                  PRINCIPAL
                                             PRINCIPAL            AMOUNT OF          COMMON STOCK          COMMON STOCK
     NAME OF SELLING                         AMOUNT OF          NOTES OFFERED       OWNED PRIOR TO           OFFERED
      SECURITYHOLDER                        NOTES OWNED            HEREBY            OFFERING (1)           HEREBY (2)
Donaldson, Lufkin & Jenrette
 Securities Corporation                      $1,500,000             $1,500,000        65,616                 65,616
                                             ----------             ----------        ------                 ------
  TOTAL                                      $1,500,000             $1,500,000        65,616                 65,616
                                             ==========             ==========        ======                 ======

--------------------------------
(1) Comprises the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the initial conversion rate. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the initial conversion price and the offering of such shares by such Selling Securityholder pursuant to the Registration Statement of which the Prospectus forms a part. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes--Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

  Because the Selling Securityholders may, pursuant to this Prospectus, offer all or some portion of the Notes they presently hold, no estimate can be given as to the amount of the Notes that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholder identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which it provided the information regarding their Notes, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

  The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in future supplements to the Prospectus.